EXHIBIT 4.1


                                                   November 11, 2005


Mr. Jack Kleinert
Chief Executive Officer
Velocity Asset Management, Inc
3100 Route 138 West
Wall, NJ 07719

        Re:  Amendment No. 1 to Business Advisory Agreement


Dear Jack:

This letter amendment (the "Amendment") hereby amends the agreement ("Business Advisory Agreement") dated September 1, 2005 relating to the business advisory fees payable to Lomond International, Inc. ("LI"), a North Carolina corporation, by Velocity Asset Management, Inc ("Company"), a Delaware corporation, for LI's "best efforts, non-exclusive" business advisory services for a 12 month period.

         Now, therefore, in consideration of the mutual promises and covenants made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto the parties hereto hereby agree to amend the contract as follows:

         1. The first paragraph of Section 3 of the Business Advisory Agreement is hereby deleted.

         2. As an inducement to enter into this Amendment, the Company hereby agrees to pay LI a fee of $25,000.00 due and payable upon the execution of this Amendment.

         3. The term "Transaction" for the purposes of the Business Advisory Agreement, as amended herein, shall not include any debt or equity investment or financing of any kind.

         4. The effective date of the Amendment is retroactive to September 1, 2005.

         5. This Amendment is limited as specified and shall not constitute a modification, amendment or waiver of any other provision of the Business Advisory Agreement. Except as specifically amended by this Amendment, the Business Advisory Agreement shall remain in full force and effect and is hereby ratified and confirmed.


                                       Very truly yours,

                                       /s/ MARTIN A. SUMICHRAST
                                       -----------------------------------------
                                       Martin A. Sumichrast
                                       Managing Director

AGREED AND ACCEPTED:

VELOCITY ASSET MANAGEMENT, INC.


By: /s/ JOHN C. KLEINERT                           Dated: November 11, 2005
    --------------------------------
    Jack Kleinert
    Chief Executive Officer